UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2007

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2007, the compensation committee of the board of directors of Depomed, Inc. (the “Company”) approved increases in the base salaries of the Company’s executive officers retroactive to January 1, 2007. On March 2, 2007, the compensation committee of the board of directors of the Company approved the payment of bonuses to executive officers pursuant to the Company’s bonus plan.

The bonus payments and base salary increases are set forth in the table below.

Officer	Bonus Amount ($ )	Base Salary & Increase % ($ / %)
John W. Fara, Ph.D. Chairman, President and Chief Executive Officer	$135,000	$520,000 / 4.0%
Carl A. Pelzel Executive Vice President and Chief Operating Officer	$110,000	$351,000 / 8.0%
John F. Hamilton Vice President, Finance and Chief Financial Officer	$70,000	$308,700 / 5.0%
John N. Shell Vice President, Operations	$55,000	$275,100 / 5.0%
Matthew M. Gosling Vice President and General Counsel	$40,000	$300,150 / 3.5%

Also on March 2, 2007, the compensation committee of the board of directors of the Company approved certain discretionary stock option grants. Mr. Pelzel received a discretionary stock option grant of 50,000 incentive stock options and Mr. Gosling received a discretionary stock option grant of 25,000 incentive stock options under Depomed’s 2004 Equity Incentive Plan.  The exercise price for each stock option is $3.31, which is equal to the closing price of the Company’s common stock on the date of grant. Mr. Pelzel’s options vest in equal monthly installments over 48 months. Mr. Gosling’s options vest with respect to 1/16 of the underlying shares on June 26, 2007, and vest with respect to 1/48 of the underlying shares on July 2, 2007 and on the 2nd day of the month for each of the 44 months thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: March 7, 2007	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer